Exhibit 10.3b

AMENDMENT

to the

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS AMENDMENT TO THE INTELLECTUAL PROPERTY LICENSE AGREEMENT (“Amendment”), effective as of December 17, 2008 (the “Amendment Date”), is made and entered into by and between CALLIDA GENOMICS, INC., a Delaware corporation having a principal place of business located at 750 North Pastoria Ave., Sunnyvale, CA 94085 (“Callida”) and COMPLETE GENOMICS, INC., a Delaware corporation having a principal place of business located at 2071 Stierlin Court, Mountain View CA 94043 (“CGI”).

WHEREAS, Callida and CGI are parties to a certain Intellectual Property License Agreement, effective as of March 28, 2006, whereby Callida granted licenses to CGI under certain of Callida’s intellectual property (the “License Agreement”); and

WHEREAS, Callida and CGI wish to amend the terms of the License Agreement as provided in this Amendment to clarify the scope of the rights granted to CGI under the License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Callida and CGI hereby agree as follows:

1.      In General.

Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meaning set forth in the License Agreement.

2.      Amendment of the License Agreement.

Amendment of Recitals, Paragraph B. Recitals, Paragraph B is hereby amended as follows:

The term “Callida Products” in the last line of Paragraph B is replaced with the term “Licensed Products.”

Amendment of Paragraph 1.2. Paragraph 1.2 is hereby amended as follows:

The term “CGI Product” in the fourth line of Paragraph 1.2 is replaced with the term “Licensed Product.”

Amendment of Paragraph 1.9. Paragraph 1.9 is hereby deleted and the following is substituted to read in its entirety:

1.9      “CGI Business” means Random DNA Arrays and uses thereof.

Amendment of Paragraph 1.15. Paragraph 1.15 is hereby deleted and the following is substituted to read in its entirety:

1.15     “Field of Use” means Random DNA Arrays including their production and use, including but not limited to sample preparation for such arrays, ligation chemistry on such arrays, instrumentation for such arrays, and analysis of data obtained from such arrays. For the avoidance of doubt, Field of Use does not include Probe Arrays.

Amendment of Paragraph 1.19. Paragraph 1.19 is hereby amended as follows:

The phrase “a the Licensed Patents” in the second line of Paragraph 1.19 is replaced with the phrase “a Licensed Patent.”

Amendment of Paragraph 3.3. Paragraph 3.3 is hereby deleted and the following is substituted to read in its entirety:

3.3      License to CGI Improvements.  CGI hereby grants to Callida a non-exclusive, royalty free, non-sublicensable, non-transferable (except that Callida may transfer the license to an Affiliate of Callida or in connection with a Change of Control of Callida) license to CGI Improvements solely in the Field of Probe Arrays. “Field of Probe Arrays” means Probe Arrays including their production and use, including but not limited to sample preparation for such arrays, ligation chemistry on such arrays, instrumentation for such arrays, and analysis of data obtained from such arrays.

New definitions. The following new definitions are added to Article 1:

1.27    “Probe Array” means arrays that consist of a support on which nucleic acid probes are attached directly or indirectly (e.g. using beads) as single molecules or localized groups of replicas, with each usable probe having a known or determined nucleic acid sequence and known position on the support so that the position on the support can be used in an assay to identify the nucleic acid probe. Locations of probe attachment sites or probe position assignment may be random or in the form of a predefined pattern.

As a clarification, Probe Arrays can be prepared by random probe assignment to probe positions and determination of which probe is in which position by sequencing or otherwise identifying the sequences of the attached probes. Some positions may have unusable nucleic acid probe with undetermined and/or unknown sequence. Usable probes may have degenerate bases.

1.28    “Random DNA Array” means arrays consisting of DNA molecules or fragments thereof each having an unknown nucleic acid sequence and attached directly or indirectly (e.g. using beads) to a support, as single molecules or localized groups of replicas, without pre-specified assignment of positions of any given molecule. Locations of DNA attachment sites may be random or in the form of a predefined pattern.

As a clarification, DNA in solution analyzed in arrays of wells, channels or pores (e.g. single molecule analysis in arrays of nano-pores or nano-channels) does not represent either Random DNA Arrays or Probe Arrays.

1.29    “Change of Control” means that any of the following occurs or a Party (or any successor or assignee) enters into a definitive agreement providing for:

a) any legal entity becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting securities of a Party (or any successor or assign);

b) the sale or other disposition of all or substantially all of the assets of a Party (or successor or assign); or

c) a consolidation or merger of a Party with any Third Party, other than a merger or consolidation which would result in the voting securities of such Party outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of such Party or such surviving entity outstanding immediately after such merger or consolidation.

Amendment of Paragraph 5.2. Paragraph 5.2 is hereby amended as follows:

The word “comprises” in the eighth line of Paragraph 5.2 is replaced with the word “compromises.”

3.      Other Provisions.

All provisions of the License Agreement not expressly modified by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, Callida and CGI have caused this Amendment to be executed by their respective authorized officers.

CALLIDA GENOMICS, INC.		COMPLETE GENOMICS, INC.
(“Callida”)		(“CGI”)

By:	/s/ Radoje Drmanac	By:	/s/ Clifford A. Reid

Name:	Radoje Drmanac	Name:	Clifford A. Reid

Title:	President	Title:	CEO

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